Exhibit 99.1

Shineco, Inc. Enters into Strategic Cooperation Agreement to Establish the Institute of Chinese Apocynum Industrial Technology Research

BEIJING, China, June 9, 2017/ PRNewswire/ -- Shineco, Inc. (“Shineco” or the “Company”), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the Company and its subsidiary Xinjiang Tiankunrunze Biological Engineering Co., Ltd. (“Tiankunrunze”) have entered into a Strategic Cooperation Agreement with Beijing Zhongke Biorefinery Engineering Technology Co., Ltd. (“Biorefinery”), a leading high-tech biomass refining company financially backed by the Chinese Academy of Sciences Institute of Process Engineering, to establish the Institute of Chinese Apocynum Industrial Technology Research (“ICAITR”).

Pursuant to the Strategic Cooperation Agreement entered into on May 2, 2017 among the three parties, Tiankunrunze, Shineco and Biorefinery agreed to establish the ICAITR and each will own 45%, 35% and 20% of the equity interests of ICAITR, respectively. Shineco and Tiankunrunze will invest five million RMB as the registered capital, and Biorefinery will contribute technical investment such as the patent for “Steam Explosion Degumming” as well as other resources.

As a leader in China’s Apocynum industry, Shineco will join hands with Biorefinery and Tiankunrunze to establish the ICAITR in order to launch a public service platform for the domestic Apocynum industry. ICAITR will work as a technology incubation base to transform technology into end-products, such as Apocynum tea, cosmetics and eco-friendly building boards, etc. Shineco expects it will make efforts to increase Shineco’s technology innovation, to achieve sustainable development of the Apocynum industry and help more enterprises utilize and industrialize advanced Apocynum processing technologies. Once the technology incubation is successful, Shineco believes that ICAITR will play a significant role in economic development and technology diffusion, and bring significant economic benefits to Shineco.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated "The Institute of Chinese Apocynum Industrial Technology Research offers a unique and important opportunity for us to develop new refining technology for the Apocynum industry. Together with our strategic partners, we are looking forward to accelerating our product development and manufacturing technology innovation with the core technology of Steam Explosion Degumming. Through the collaborative efforts of the Biorefinery, we expect the utilization of advanced scientific research, human resources and collective data will transform research results into successful products.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. (“Shineco” or the “Company”) is a Delaware holding company that uses its subsidiaries’ and variable interest entities’ vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.tianyiluobuma.com.

About Beijing Zhongke Biorefinery Engineering Technology Co., Ltd.

Beijing Zhongke Biorefinery Engineering Technology Co., Ltd.(“Biorefinery”) is a high-tech biomass refining company that provides services in areas of sample preparation, samples analysis and testing, technical advisory, technology development test, technology patents transfer and engineering design. With the advantages of technology development and engineering design in the field of biomass resource utilization, Biorefinery serves for the biomass refining process and upgrading the level of China's biomass industry. For more information about the Company, please visit www.zkbrn.com .

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao

Ascent Investor Relations LLC

Phone: +1-917-609-0333

Email: tina.xiao@ascent-ir.com